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EXHIBIT 12.    STATEMENT RE:  COMPUTATION OF RATIOS


                     First Hawaiian, Inc. and Subsidiaries
        Computation of Consolidated Ratios of Earnings to Fixed Charges


                                                       THREE MONTHS ENDED MARCH 31,
                                                        ------------------------
                                                          1997             1996
                                                        -------          -------
                                                         (dollars in thousands)
Income before income taxes                              $29,606          $29,260
                                                        -------          -------


Fixed charges:(1)
 Interest expense                                        62,881           59,759
 Rental expense                                           2,767            1,202
                                                        -------          -------
                                                         65,648           60,961
 Less interest on deposits                               47,207           42,049
                                                        -------          -------

      Net fixed charges                                  18,441           18,912
                                                        -------          -------

      Earnings, excluding
        interest on deposits                            $48,047          $48,172
                                                        =======          =======

      Earnings, including
        interest on deposits                            $95,254          $90,221
                                                        =======          =======

Ratio of earnings to
 fixed charges:

  Excluding interest on deposits                          2.61x            2.55x

  Including interest on deposits                          1.45x            1.48x

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(1)  For purposes of computing the above ratios, earnings represent income before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, include all interest, whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor.